Exhibit 99.1

WYNDHAM INTERNATIONAL TO REFINANCE

CORPORATE CREDIT FACILITY AND MORTGAGE DEBT

COMPANY FOCUSES ON MAXIMIZING ITS OPERATIONS AND BRAND EQUITY

DALLAS (March 11, 2005)—Wyndham International, Inc. (AMEX:WBR) today announced receipt of binding commitments to refinance its corporate credit facility and the majority of its outstanding mortgage debt. The Company will refinance approximately $1.65 billion of its outstanding debt underwritten by JP Morgan Chase; this represents over 90 percent of the Company’s total debt. The refinancing, which is expected to close in the second quarter 2005, provides an extension of corporate debt maturity to 2011. Additionally, the debt pre-funds up to $100 million of capital to invest in the Company’s owned properties.

“This refinancing commitment, enabled by the completion of our asset disposition program, allows the Company to reinvest capital into our 34 owned and leased trophy assets,” stated Fred J. Kleisner, Wyndham’s chairman, president and chief executive officer. “The final component of our strategic plan is the refinancing of our debt and extending our maturities to 2011. We are now a branded hotel operating company focusing our full attention on maximizing our operations, as well as our ‘Wyndham,’ ‘Golden Door’ and ‘Summerfield Suites by Wyndham’ brands. The hard work put forth by the entire Wyndham team over the last five years has now been realized.”

Kleisner added, “Importantly, the $100 million in additional capital to be invested in our owned hotels and resorts will further enhance our customer service offerings and provide a strong return through increased guest room rates.”

The consummation of the refinancing is subject to standard closing conditions.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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